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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this combined Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of our reports dated June 18, 2004, relating to the financial statements and financial highlights appearing in the April 30, 2004 Annual Reports to Shareholders of Columbia Quality Plus Bond Fund and Columbia Corporate Bond Fund, and our report dated May 19, 2004, relating to the financial statements and financial highlights appearing in the March 31, 2004 Annual Report to Shareholders of Columbia Contrarian Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to references to us under the headings "Agreement and Plan of Reorganization" in Appendix A of the Registration Statement. We also consent to references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information of Columbia Quality Plus Bond Fund and Columbia Corporate Bond Fund dated September 1, 2004, and Columbia Contrarian Income Fund dated August 1, 2004, which have also been incorporated by reference into the Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 17, 2004